Exhibit 23.2

February 16, 2003

Cabot Oil & Gas Corporation

1200 Enclave Parkway

Houston, TX 77077-1607

Re: Securities and Exchange Commission

Form 10-K of Cabot Oil & Gas Corporation

Gentlemen:

The firm of Miller and Lents, Ltd. consents to the use of its name and to the use of its report dated February 9, 2004 regarding the Cabot Oil & Gas Corporation Proved Reserves and Future Net Revenues as of December 31, 2003, which report is to be included by reference in Form 10-K to be filed by Cabot Oil & Gas Corporation with the Securities and Exchange Commission.

Miller and Lents, Ltd. has no financial interest in Cabot Oil & Gas Corporation or in any of its affiliated companies or subsidiaries and is not to receive any such interest as payment for such report. Miller and Lents, Ltd. also has no director, officer, or employee employed or otherwise connected with Cabot Oil & Gas Corporation. We are not employed by Cabot Oil & Gas Corporation on a contingent basis.

Very truly yours,

MILLER AND LENTS, LTD.

/s/ James A. Cole

James A. Cole

Senior Vice President